November 22, 1996

General Nutrition Companies, Inc.
921 Penn Avenue
Pittsburgh, Pennsylvania

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of General Nutrition Companies, Inc. and subsidiaries for the twelve and thirty-six weeks ended October 12, 1996 and October 14, 1995, as indicated in our report dated November 22, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended October 12, 1996, is incorporated by reference in Registration Statement Nos. 33-58096, 33-68590, 33-93370 and 333-
0128 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,



Deloitte & Touche LLP
Pittsburgh, Pennsylvania